Exhibit 99.3
CONTACT:       PR CONTACT
               Name: Les Kumagai
               Tel: 800-644-NEWS

               PR CONTACT
               Name: Gregory Pettit
               Role: Investors
               Tel: (877) 624-9266



              MCI SIGNS AMENDED EMBRATEL SALE AGREEMENT WITH TELMEX


ASHBURN, VA., APRIL 21, 2004 - MCI Inc. (MCIAV.PK) today announced that it has signed an amended agreement with Telefonos de Mexico, S.A. de C.V. (NYSE: TMX;
NASDAQ: TFONY) for the sale of MCI's equity stake in Brazilian telecommunications provider Embratel Participacoes (NYSE: EMT). The new agreement, which has been approved by the MCI Board of Directors, increases the cash purchase price to be paid by Telefonos de Mexico (TELMEX) to $400 million from $360 million and establishes a $12.2 million transaction termination fee.

The amended agreement also provides for a $50 million up-front payment to MCI by TELMEX - which would be retained by MCI if the proposed transaction cannot be consummated because of the inability to obtain regulatory approvals.

MCI has filed the amended sale contract with the U.S. Bankruptcy Court for the Southern District of New York and has requested a hearing to approve the termination fee on April 26, 2004. If the termination is not approved by the Court, TELMEX will have the option of reducing the purchase price to $360 million.

The Bankruptcy Court hearing for approval of the sale to TELMEX is scheduled for April 27, 2004.

ABOUT MCI INC.

MCI Inc. (MCIAV.PK) is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry's most expansive global IP backbone, based on the number of company-owned points-of-presence, and wholly-owned data networks, MCI develops the converged communications products and services that are the foundation for commerce and communications in today's market. For more information, go to http://www.mci.com.